EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda to Present New Research on AMPYRA® (dalfampridine-ER) at 29th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS)
Ardsley, N.Y. – October 2, 2013 -- Acorda Therapeutics, Inc. (Nasdaq: ACOR) will present new research at the 29th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) on AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, an FDA-approved therapy indicated to improve walking in people with multiple sclerosis.

“Since its approval in the U.S. three years ago, more than 150,000 people worldwide have tried AMPYRA or FAMPYRA (the ex-U.S. brand name). This therapy is the only treatment approved to improve walking in MS, and has become a key therapeutic option for people with walking impairment due to multiple sclerosis,” said Enrique Carrazana, M.D., Acorda Therapeutics’ Chief Medical Officer. “The new data that are being presented at ECTRIMS add to our understanding of this important medication.”

Data being presented at ECTRIMS include:

• Effect of dalfampridine on gait and balance in patients with multiple sclerosis using the NeuroCom Smart Balance Master and correlation with other mobility-related measures – P 245 being presented Thursday, October 3rd, 3:45 – 5:00pm

• Does dalfampridine increase the risk of urinary tract infections in patients with multiple sclerosis? – P 717 being presented Friday, October 4th, 3:30 – 5:00pm

More detailed information on scientific sessions and data presentations at the meeting can be found on the conference website: http://www.ectrims-congress.eu/2013.

Important Safety Information

Do not take AMPYRA if you have ever had a seizure, or have certain types of kidney problems, or are allergic to dalfampridine (4-aminopyridine), the active ingredient in AMPYRA.

Take AMPYRA exactly as prescribed by your doctor.

You could have a seizure even if you never had a seizure before. Your chance of having a seizure is higher if you take too much AMPYRA or if your kidneys have a mild decrease of function, which is common after age 50.

Your doctor may do a blood test to check how well your kidneys are working, if that is not known before you start taking AMPYRA.

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AMPYRA should not be taken with other forms of 4-aminopyridine (4-AP, fampridine), since the active ingredient is the same.

The most common adverse events for AMPYRA in MS patients were urinary tract infection, trouble sleeping, dizziness, headache, nausea, weakness, back pain, and problems with balance.

AMPYRA may cause serious allergic reactions. Stop taking AMPYRA and call your doctor right away or get emergency medical help if you have shortness of breath or trouble breathing, swelling of your throat or tongue, or hives.

Please see accompanying full Prescribing Information and Patient Medication Guide.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological conditions.

Acorda markets three FDA-approved therapies including: AMPYRA®(dalfampridine) Extended Release Tablets, 10 mg, a treatment to improve walking in patients with multiple sclerosis (MS); ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity; and Qutenza® (capsaicin) 8% Patch, for the management of neuropathic pain associated with postherpetic neuralgia. AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda.

Acorda has one of the leading pipelines in the industry of novel neurological therapies. The Company is currently developing six clinical-stage therapies and one preclinical stage therapy that address a range of disorders including post-stroke deficits, epilepsy, cerebral palsy, stroke, peripheral nerve damage, spinal cord injury, neuropathic pain, and heart failure. For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Diazepam Nasal Spray or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Diazepam Nasal Spray or other products under development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to

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obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities & Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.
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